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                                                                EXHIBIT 5.2




                                        October 7, 1996


Acres Gaming Incorporated
815 NW Ninth Street
Corvallis, Oregon 97330

    RE:  POST-EFFECTIVE AMENDMENT NO. 5 ON
         FORM S-3 TO REGISTRATION STATEMENT NO. 033-69110-S

Ladies and Gentlemen:

    We have acted as counsel to Acres Gaming Incorporated (the "Company") in connection with the preparation of Post-Effective Amendment No. 5 on Form S-3 to Registration Statement (No. 033-69110-S) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). This opinion addresses 145,000 Units, consisting of 145,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), 72,500 Redeemable Common Stock Purchase Warrants of the Company (the "Redeemable Warrants"), which may be issued from time to time upon the exercise of certain underwriters' warrants (the "Underwriter's Warrants"), and 72,500 Shares of Common Stock, which may be issued and sold from time to time by the Company upon exercise of the Redeemable Warrants. Other counsel have previously opined on the issuance of other securities registered under the Registration Statement. We have examined the Registration Statement and such documents and records of the Company and certificates of public officials as we have deemed necessary for the purposes of this opinion.

    Based upon and subject to the foregoing, we are of the opinion that:

    (i) the Underwriter's Warrants have been validly authorized and, when they have been exercised, and the Units, consisting of one share of Common Stock and one-half Redeemable Warrant, have been duly delivered against payment therefor pursuant to the terms of the Underwriter's Warrants, the Units and their constituent parts will be validly issued, fully paid and nonassessable; and

   (ii) the Redeemable Warrants have been validly authorized and when they have been exercised and the shares of Common Stock have been duly delivered against payment therefor pursuant to the terms of the Redeemable Warrants, such shares will be validly issued, fully paid and nonassessable.

    We do not express any opinions in this letter concerning any laws other than the Nevada General Corporations Law and the federal laws of the United States of America.

    We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act. This opinion has been prepared solely for your use in connection with the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor be relied upon by, nor be filed with or furnished to any governmental agency or other person or entity, except as otherwise provided in this paragraph, without the written consent of the firm.

                                       Very truly yours,


                                       PERKINS COIE